Exhibit 99.1

FOR IMMEDIATE RELEASE
For More Information:
Ronald L. Thigpen
President and Chief Operating Officer
Southeastern Bank Financial Corp.
706-481-1014

Southeastern Bank Financial Corp. Reports Earnings
for the Second Quarter 2014 and Declares Dividend

AUGUSTA, Ga., July 25, 2014 – Southeastern Bank Financial Corp. (OTCQB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T), today reported quarterly net income of $4.0 million, or $0.60 in diluted earnings per share, for the three months ended June 30, 2014, compared to $4.0 million, or $0.60 in diluted earnings per share, in the second quarter of 2013.

“We are pleased to report incremental increases in net income for both the quarter and first six months of 2014,” said President and Chief Operating Officer Ronald L. Thigpen. “The ongoing historically low interest rate environment continues to squeeze our net interest margin and net interest income. Our loan-loss provision has decreased significantly owing to continued asset quality improvement. Noninterest income is down due primarily to lower mortgage lending volume. But we also saw quarterly improvement in both retail investment and trust income, as well as excellent loan and total deposit growth. We continued our steady performance in the quarter.”

Total assets at June 30, 2014, were $1.8 billion, an increase of $91.3 million from Dec. 31, 2013. Total loans outstanding at the end of the second quarter were $984.7 million, an increase of $68.4 million from Dec. 31, 2013, and an increase of $81.3 million from June 30, 2013. Total deposits were $1.5 billion at June 30, 2014, an increase of $77.0 million from Dec. 31, 2013, and an increase of $88.9 million from June 30, 2013. Cash and cash equivalents totaled $81.0 million at the end of the second quarter of 2014.

Net interest income for the second quarter of 2014 totaled $13.0 million, a 2.0 percent decrease from $13.3 million for the same period in 2013, resulting from lower spreads in the ongoing compressed interest rate environment. Noninterest income for the second quarter totaled $4.5 million, a 13.5 percent decline from the same period a year ago, due primarily to lower mortgage lending volume. Noninterest expense was $10.6 million in the second quarter of 2014, a 3.4 percent increase from a year ago, kept in check by significantly lower losses related to Other Real Estate.

The net interest margin was 3.18 percent for the quarter ended June 30, 2014, compared to 3.16 percent at March 31, 2014, and 3.36 percent for the same period a year ago. Annualized return on average assets (ROA) was 0.93 percent for the second quarter of 2014, a decrease of 2 basis points from the same period a year ago, and annualized return on average shareholder’s equity (ROE) was 11.39 percent, a decrease of 3 basis points from the second quarter of 2013.

Nonperforming assets at June 30, 2014, were 1.28 percent of total assets, compared to 1.38 percent at March 31, 2014, and 2.08 percent at June 30, 2013. Net charge-offs for the second quarter of 2014 totaled 0.18 percent of average loans on an annualized basis, compared to 0.52 percent annualized in the first quarter of 2014 and 1.87 percent annualized in the second quarter of 2013. The company held $1.5 million in OREO at June 30, 2014, compared to $1.3 million at March 31, 2014, and $1.1 million at June 30, 2013.

The company’s loan-loss provision expense was $1.0 million in the second quarter of 2014, a 4.4 percent decrease from $1.1 million in the previous quarter, and a 58.1 percent decrease from $2.4 million in the second quarter a year ago. The allowance for loan losses at June 30, 2014, was $26.9 million, or 2.80 percent of loans outstanding, compared to $26.3 million, or 2.84 percent of loans outstanding, at March 31, 2014, and $27.3 million, or 3.12 percent of loans outstanding, at June 30, 2013.

“We continue to see growth in the balance sheet, with significant core loan and deposit growth,” said Thigpen. “We expect ongoing margin pressure from this low interest rate environment to contribute to lower net interest income and we continue to be focused on increasing noninterest income and controlling noninterest expense.

On July 23, 2014, the company’s Board of Directors declared a regular quarterly cash dividend of $0.13 per share of common stock payable on August 22, 2014, to shareholders of record as of August 8, 2014. Based on the share price of $23.80 at the close of business on Thursday, July 24, 2014, this dividend represents an annualized yield to shareholders of 2.18 percent.

About Southeastern Bank Financial Corp.
Southeastern Bank Financial Corp. is the $1.8 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices, three full-service offices in Aiken County, S.C., operating as Southern Bank & Trust and one limited service Loan Production Office in Athens, Ga. The company also has mortgage operations in Augusta and Savannah. The banks primary focus is on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provides wealth management, trust and retail investment services. The company’s common stock is publicly traded under the symbol SBFC on OTCQB. Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com or by visiting the Company’s Web site, www.georgiabankandtrust.com.

Safe Harbor Statement - Forward-Looking Statements
Statements made in this release by Southeastern Bank Financial Corporation (The Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of geographic areas; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Balance Sheets

	June 30,
	2014	December 31,
Assets	(Unaudited)	2013

Cash and due from banks	$71,979,967	$36,766,420
Interest-bearing deposits in other banks	9,054,964	10,570,222
Cash and cash equivalents	81,034,931	47,336,642

Available-for-sale securities	647,599,251	649,979,319

Loans held for sale	24,499,481	10,638,179

Loans	960,230,782	905,712,691
Less allowance for loan losses	26,882,652	26,408,723
Loans, net	933,348,130	879,303,968

Premises and equipment, net	27,379,247	27,002,697
Accrued interest receivable	5,987,039	6,221,061
Bank-owned life insurance	36,304,149	35,744,649
Restricted equity securities	4,398,400	4,869,600
Other real estate owned	1,500,002	1,013,563
Deferred tax asset	15,919,575	21,022,576
Other assets	2,606,648	6,193,363

	$1,780,576,853	$1,689,325,617

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$196,701,793	$187,287,015
Interest-bearing:
NOW accounts	392,968,835	351,798,554
Savings	522,861,133	521,656,334
Money management accounts	15,370,461	16,065,409
Time deposits of $100,000 or more	322,844,870	293,003,961
Other time deposits	81,065,197	84,991,883
	1,531,812,289	1,454,803,156

Securities sold under repurchase agreements	653,273	808,311
Advances from Federal Home Loan Bank	64,000,000	64,000,000
Accrued interest payable and other liabilities	17,470,680	16,598,876
Subordinated debentures	20,000,000	21,546,646

Total liabilities	1,633,936,242	1,557,756,989

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; 0 shares outstanding in 2014 and 2013, respectively	—	—
Common stock, $3.00 par value; 10,000,000 shares authorized; 6,744,253 and 6,680,225 shares issued in 2014 and 2013, respectively; 6,744,253 and 6,679,982 shares outstanding in 2014 and 2013, respectively	20,232,759	20,040,675
Additional paid-in capital	62,850,459	62,863,774
Retained earnings	64,873,818	58,768,914
Treasury stock, at cost; 0 and 243 shares in 2014 and 2013, respectively	—	(3,380)
Accumulated other comprehensive loss, net	(1,316,425)	(10,101,355)

Total stockholders’ equity	146,640,611	131,568,628

	$1,780,576,853	$1,689,325,617

SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Interest income:
Loans, including fees	$11,640,560	$11,744,176	$22,921,062	$23,434,937
Investment securities	3,618,401	3,897,515	7,152,006	7,879,253
Interest-bearing deposits in other banks	17,914	20,662	32,912	36,885
Total interest income	15,276,875	15,662,353	30,105,980	31,351,075

Interest expense:
Deposits	1,584,877	1,683,039	3,173,693	3,512,522
Securities sold under repurchase agreements	2,249	813	3,008	1,701
Other borrowings	659,125	676,209	1,326,975	1,345,576
Total interest expense	2,246,251	2,360,061	4,503,676	4,859,799

Net interest income	13,030,624	13,302,292	25,602,304	26,491,276

Provision for loan losses	1,010,384	2,413,949	2,067,704	4,158,692

Net interest income after provision for loan losses	12,020,240	10,888,343	23,534,600	22,332,584

Noninterest income:
Service charges and fees on deposits	1,792,581	1,793,770	3,421,475	3,467,563
Gain on sales of loans	1,372,632	2,155,303	2,192,092	4,056,812
Gain on sale of fixed assets, net	12,604	16,204	11,522	21,704
Investment securities gains (losses), net	26,341	14,903	276,980	(29,326)
Retail investment income	514,071	487,132	1,087,992	987,840
Trust service fees	318,537	284,369	641,658	589,255
Earnings from cash surrender value of bank-owned life insurance	281,092	287,915	559,500	570,449
Miscellaneous income	204,818	186,758	422,723	375,413
Total noninterest income	4,522,676	5,226,354	8,613,942	10,039,710

Noninterest expense:
Salaries and other personnel expense	6,147,991	6,140,533	11,914,142	12,337,942
Occupancy expenses	986,592	939,055	1,930,784	1,874,136
Other real estate losses (gains), net	21,831	207,571	(13,234)	617,300
Other operating expenses	3,484,540	3,000,886	6,922,355	6,219,098
Total noninterest expense	10,640,954	10,288,045	20,754,047	21,048,476

Income before income taxes	5,901,962	5,826,652	11,394,495	11,323,818

Income tax expense	1,857,714	1,824,018	3,544,355	3,544,765

Net income	$4,044,248	$4,002,634	$7,850,140	$7,779,053

Other comprehensive income (loss):
Unrealized gain (loss) on derivatives	(288,200)	780,581	(643,311)	1,124,970
Unrealized gain (loss) on securities available-for-sale	6,811,549	(18,927,847)	15,298,245	(19,834,428)
Reclassification adjustment for realized (gain) loss on securities, net of OTTI	(26,341)	(14,903)	(276,980)	29,326
Tax effect	(2,527,336)	7,065,083	(5,593,024)	7,266,571
Total other comprehensive income (loss)	3,969,672	(11,097,086)	8,784,930	(11,413,561)

Comprehensive income (loss)	$8,013,920	$(7,094,452)	$16,635,070	$(3,634,508)

Basic net income per share	$0.61	$0.60	$1.18	$1.16

Diluted net income per share	$0.60	$0.60	$1.17	$1.16

Weighted average common shares outstanding	6,681,253	6,678,807	6,680,945	6,678,112

Weighted average number of common and common equivalent shares outstanding	6,686,332	6,678,807	6,682,954	6,678,112